MEMC Electronic Materials, Inc.
Ken Young
501 Pearl Drive

St. Peters, MO 63376-0008

USA


Amendment to Loan Agreement

Dear Mr. Young,

reference is made to the USD 75,000,000 Revolving Credit Agreement dated as of July 10, 1995 between MEMC Electronic Materials, Inc. and Huls AG.

We confirm to extend the credit line for 6 month at a margin of 1.25%.

         Subsequently "Termination Date" ist defined as the earlier of (a) September 30, 1998 and (b) the date of the termination in whole of the Commitments pursuant to Section 2.04 or Section 6.01.

         Section 2.07 (a) Interest on the Advances is modified to: The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full at a rate per annum equal at all times during each Interest Period for such Advance to the sum of (i) the Eurodollar Rate for such Interest Period for such Advance plus (ii) 1.25%, payable in arrears on the last day of such Interest Period and on the date such Advance shall be paid in full.

Please return a signed copy of this confirmation to show your agreement with these terms.

Yours truly,                                     Terms Accepted by MEMC
HULS AKTIENGESELLSCHAFT                          3/4/98

/s/ Jurgen Buchsteiner                           /s/ Kenneth L. Young, Treasurer
/s/ Rembert Tewes                                /s/ James M. Stolze, CFO